ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-13 90
uly , 00

33-Month Principal Protected Notes Linked to the DBLCI-Optimum Yield™ Excess Return

Description & Benefits

This note offers clients:

- Upside exposure to a broadly balanced commodity index composed of crude oil, heating oil, aluminum, gold, corn and wheat.
- The opportunity to profit from an appreciation in the Index over the 33-month period.
- 100% participation in the upside performance of the Index, if held to maturity.
- No exposure in the downside performance of the Index, if held to maturity.
- 100% principal protection, if held to maturity.
- **Best Case Scenario:** Unlimited
- **Worst Case Scenario:** The return of principal if held to maturity

The DBLCI-OY™ Methodology

The DBLCI-OY™ Methodology seeks to enhance spot returns by attempting to optimize the roll yield between futures contracts.

- Captures returns from two sources: spot return and roll yield.
- Attempts to maximize the positive roll yield in backwardated markets.
- Attempts to minimize the negative roll yield in contangoed markets.
- Frees the investor from the mechanics of futures trading (e.g. contract rolling and physical delivery).

Quick Facts

Issuer:	Deutsche Bank AG London (Moody's Aa1)
Underlying:	Deutsche Bank Liquid Commodity Index – Optimum Yield™ Excess Return
Subscription Period Closes:	July 23, 2007 @ 10:00 AM EST
Maturity:	April 28, 2010
Tenor:	33 Months
Investment Currency:	USD
Principal Protection:	100%
Upside Participation:	100%
Downside Participation:	None
Investment Amount:	Minimum Denominations of $1,000

Index Constituents

Constituents	Sector	Base Weight	Current Weight*
Crude Oil	Energy	35.0%	34.25%
Heating Oil	Energy	20.0%	20.83%
Gold	Precious Metals	10.0%	9.85%
Aluminum	Industrial Metals	12.5%	12.97%
Corn	Agriculture	11.25%	10.23%
Wheat	Agriculture	11.25%	11.87%

*Index weightings as of 7/03/2007

Deutsche Bank

ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-137902
July 5, 2007

33-Month Principal Protected Notes Linked to the DBLCI-Optimum Yield™ Excess Return

Historic Index Price


600
500
400
300
200
100
0
Dec 1996
Jun 1997
Dec 1997
Jun 1998
Dec 1998
Jun 1999
Dec 1999
Jun 2000
Dec 2000
Jun 2001
Dec 2001
Jun 2002
Dec 2002
Jun 2003
Dec 2003
Jun 2004
Dec 2004
Jun 2005
Dec 2005
Jun 2006
Dec 2006
Jun 2007

Annual Index Performance (12/31/96 – 7/04/07)


35%
25%
15%
5%
-5%
-15%
-25%
-35%
1999
2000
2002
2003
2004
2005
2006
2007 YTD

Source: Bloomberg

The above chart is for illustrative purposes only and does not purport to predict performance of the notes or the Index.

Risk Considerations

- The risk of investing in commodities can be substantial. The price of the notes and the commodities which comprise the Index may be affected by numerous market factors, including events in the equity markets, the bond market and the foreign exchange market, fluctuations in interest rates, and world economic, political and regulatory events. A rise in the value of one commodity may be offset by a fall in the value of one or more of the other commodities comprising the Index.
- Your return on the notes will be dependent on the change in the value of the Index during the term of the notes. There is no assurance that the commodities which comprise the Index will have positive or negative performance and past performance of any of the commodities which comprise the Index is not a guarantee, nor necessarily indicative, of their future performance.
- A liquid secondary market for the notes does not exist. Deutsche Bank AG does not guarantee an early redemption price for the notes. If requested by an investor, Deutsche Bank AG may, at its sole discretion, provide a quote depending on a number of factors such as market conditions.
- The receipt by the investor of monies owed under the notes is subject to and dependent on Deutsche Bank AG's abilities to pay such monies. Consequently, investors are subject to a counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

See "Risk Factors" in the accompanying product supplement T-1 and "Selected Risk Factors in term sheet No. 131T-1.

The payout on the notes is tied to the value of the Index on a specific date. As such, a temporary decline in value around such specific date could greatly affect the holder's return.

Past performance – including any performance based on retrospective calculations – is not necessarily indicative of future results.

Deutsche Bank